July 18, 1996



   Mr. John D. Crabb
   3333 Michigan Boulevard
   Racine, Wisconsin  53402

   Dear John:

             This letter will serve as our formal agreement with respect to your resignation from employment with Johnson Worldwide Associates, Inc. ("JWA"). In return for your compliance with all of the terms of this letter JWA will provide the separation arrangements set forth in this letter.

             1. Resignation from Employment. Your employment with JWA, including your duties as an Executive Officer, shall cease as of Monday, June 24, 1996. You will resign effective as of that date, from all positions with JWA, and each of its divisions and subsidiaries, including positions as an officer and director, and as a member of any committee or administrative body relating to JWA and its businesses. You will provide JWA with such written resignations as JWA may request.

             2. Compensation Following Termination Date. (a) Upon execution of this letter JWA will pay to you separation payments in the amount of Twenty-Eight Thousand Three Hundred Thirty-three and 34/100 Dollars ($28,333.34) net of applicable payroll and withholding taxes, on a monthly basis for twelve (12) pay periods. The aggregate gross amount of such payments shall be Three Hundred Forty Thousand Dollars ($340,000.00). JWA will initiate separation payments within ten (10) days of your execution of this agreement.

             (b). JWA shall make outplacement services available, without charge to you, through Right/Jannotta Bray for the twelve (12) consecutive month period ending June 30, 1997.

             3. Group Benefits. (a) Your group employee medical, life, and disability coverage will terminate on your resignation date, and any continuation or conversion rights under these programs are then available for the periods prescribed under each program. You will pay the full costs of any group benefits continued or converted. This letter agreement does not affect your rights to vested benefits under JWA's 401(k)/deferred profit sharing plan and any benefit entitlements arising out of your employment by S. C. Johnson & Sons, Inc. In addition, you are eligible for any deferred profit sharing (retirement contribution) that will be paid to JWA employees for the fiscal year ending September 27, 1996.

             (b) Your participation in the Flexible Perquisite Spending Account program will terminate on your resignation date. You will be reimbursed for qualified expenses incurred as of your resignation date. JWA's reimbursement for the cost of your S. C. Johnson & Son, Inc. monthly retiree health premium of One Hundred Seventy-eight Dollars ($178.00) will continue for twelve (12) consecutive months following your resignation date and will then terminate.

             4. JWA Restricted Stock and Stock Options; Supplemental Retirement Income. (a) You are now vested in Sixteen Thousand Six Hundred Sixty-Six and 67/100 (16,666.67) shares of restricted stock granted to you under the 1986 Restricted Stock Plan. JWA will immediately arrange for the transfer agent to issue to you a certificate without the restrictive legend for such shares. You shall also be deemed to be fully vested in your remaining Three Thousand Three Hundred and 33/100 (3,333.33) shares of restricted stock, granted to you under the 1986 Restricted Stock Plan, on the tenth calendar day following your execution of this agreement. JWA will, immediately following such date, arrange for the transfer agent to issue to you a certificate for such shares without the restrictive legend. You are responsible for compliance with all securities laws, including those regarding insider trading, with regard to any JWA stock transactions.

             (b) You are seventy-five percent (75%) vested in Thirty-five Thousand (35,000) shares of the stock option grant awarded to you under the Amended and Restated 1986 Stock Option Plan on October 1, 1992; you are seventy-five percent (75%) vested in Five Thousand (5,000) shares of the stock option grant awarded to you under that plan on December 16, 1992; and you are fifty percent (50%) vested in Twenty-five Thousand (25,000) shares of the stock option grant awarded to you under that plan on December 10, 1993. You are thirty-three and one-third percent (33-1/3%) vested in Twenty-five Thousand (25,000) shares of the stock option grant awarded to you under the 1994 Long-Term Stock Incentive Plan. Your vested stock options are exercisable in accordance with the terms of the Plans and must be exercised no later than the close of business on July 24, 1996. Your nonvested stock options are forfeited and canceled as of June 24, 1996.

             (c) You shall remain entitled to receive any vested supplemental retirement benefits payable to you or on your behalf under that certain agreement between you and JWA dated December 16, 1992.

             5. Noncompetition. (a) Except as provided by this paragraph 5, there will be no restrictions on your ability to enter into employment with, be a sole proprietor or partner of, render services to, act as a consultant to or hold an equity interest in, any entity or person. In further consideration for the payments and benefits provided hereunder, particularly the additional compensation described in paragraph 2, you agree that during the period beginning on your resignation date and ending January 31, 1998 (the "Restricted Period"), regardless of whether you have forfeited rights under this agreement due to breach of its terms, you will not, without the prior written consent of the Chairman of the Board of JWA, be employed directly or indirectly by, be a sole proprietor or partner of, or act as a consultant to Brunswick Corp., Coleman Co., Inc., or Outdoor Technologies Group, or any of their respective subsidiaries or affiliates, in any capacity where confidential information concerning JWA which was acquired by you during your employment with JWA would reasonably be considered to be useful; neither will you, directly or indirectly make sales solicitations to any person, corporation, partnership or other business entity which is, at the present time and at the time of such sales solicitation, a customer or prospective customer of JWA and/or its subsidiaries or affiliates, if the effect of such action would be likely to cause such customer to substantially reduce existing or future business relationships with or purchases from JWA.

             (b) You further agree to reasonably cooperate with JWA, its financial and legal advisors and/or government officials, in any claims, investigations, administrative proceedings including without limitation environmental proceedings, lawsuits, and other legal, internal or business matters, as reasonably requested by JWA during the Restricted Period and for two (2) years thereafter. You will be paid one thousand dollars ($1,000) (in addition to any other amounts to which you may be entitled hereunder) for each day on which such service is performed at the request of JWA and, to the extent you incur travel or other expenses with respect to such activities, JWA will reimburse you for such reasonable expenses when submitted according to regular corporate procedures.

             (c) You agree that JWA will suffer irreparable damage in the event the provisions of this paragraph 5 are breached and your acceptance of the provisions of this paragraph 5 was a material factor in your decision to enter into this letter agreement. You further agree that JWA shall be entitled as a matter of right to injunctive relief to prevent a breach by you. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies JWA may have. In addition to such equitable relief, and not in limitation of any other rights or remedies JWA may have, if you breach the provisions of this paragraph 5 during the Restricted Period JWA shall have the remedies set forth in paragraph 8 hereof.

             6. Nonsolicitation: Confidentiality. (a) You agree that during the Restricted Period, regardless of whether you have forfeited rights under this agreement due to breach of its terms, you shall not, except as provided herein, directly or indirectly solicit for employment or advise or recommend to any other person that he or she solicit for employment any person employed at that time by JWA, its subsidiaries or affiliates. You further agree at all times, whether during the Restricted Period and for two (2) years thereafter, not to exploit, use, sell, publish, disclose, communicate or divulge to any person any trade secrets or confidential information, knowledge or data regarding JWA, its subsidiaries or affiliates or any of their respective directors, advisors, officers, employees or agents for so long as such trade secrets or confidential information, knowledge, or data have not become generally known to the public or JWA's competitors without your fault or participation. Good faith negotiations by you, on behalf of yourself or a principal, for the purchase of goods and/or services from JWA, or any affiliate of the Company, shall be deemed not to be a violation of the prohibitions set forth in the preceding sentence. Nothing in this agreement modifies or reduces your obligation to comply with applicable laws relating to trade secrets, confidential information, or unfair competition. You agree that JWA will suffer irreparable damage in the event the provisions of this paragraph 6 are breached and that your acceptance of the provisions of this paragraph 6 was a material factor in your decision to enter into this letter of agreement. You further agree that JWA shall be entitled as a matter of right to injunctive relief to prevent a breach by you. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies JWA may have. In addition to such equitable relief, and not in limitation of any other rights or remedies JWA may have, if you breach the provisions of this paragraph 6 during the Restricted Period JWA shall have the remedies set forth in paragraph 8 hereof. The provisions of this paragraph 6 shall not apply to any truthful statement required to be made by you in any legal proceeding or government or regulatory investigation, provided, however, that prior to making such statement you will give JWA reasonable notice and, to the extent you are legally entitled to do so, afford JWA the ability to seek a confidentiality order.

             (b) You represent and warrant that you have delivered to JWA the original and all copies of all documents, records, including computer disk records, and property of any nature whatsoever which are in your possession or control and which are the property of JWA or which relate to the business activities, facilities, or customers of JWA, its subsidiaries, or its affiliates, including any records, documents or property created by you. You further understand that all designs, improvements, writings, and discoveries made by you during your employment and pertaining to the business of JWA, its subsidiaries, or its affiliates shall be the exclusive property of JWA.

             7. Release and Covenants. (a) In consideration of the payments and benefits provided hereunder, particularly the additional compensation described in paragraph 2, you, on behalf of yourself, your spouse, heirs, executors, administrators, agents, successors, assigns and representatives of any kind (hereinafter collectively referred to as the "Releasors") confirm that Releasors have released JWA, and each of its subsidiaries, affiliates, their employees, successors, assigns, executors, trustees, directors, advisors, agents and representatives, and all their respective predecessors and successors (hereinafter collectively referred to as the "Releasees"), from any and all actions, causes of actions, charges, debts, liabilities, accounts, demands, damages and claims of any kind whatsoever including, but not limited to, those arising under any labor, employment discrimination (including, without limitation, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Wisconsin Fair Employment Act, as amended), contract or tort laws, equity or public policy, or negligence standard, whether certain or speculative, which against any of the Releasees, any of the Releasors ever had, now has, or hereafter shall have or can have. You further covenant that you will not initiate any action, claim or proceeding against any of the Releasees for any of the foregoing, nor will you participate, assist, or cooperate in any such action, claim, or proceeding unless required to do so by law.

             (b) Notwithstanding the foregoing, this letter agreement does not waive rights, if any, you or your successors and assigns may have under or pursuant to, or release any member of Releasees from obligations, if any, it may have to you or to your successors and assigns on claims arising out of, related to or asserted under or pursuant to, this letter agreement or any indemnity agreement or obligation contained in or adopted or acquired pursuant to any provision of the charter or by-laws of JWA or its subsidiaries or affiliates or in any applicable insurance policy carried by JWA or its affiliates for any matter which arises or may arise in the future in connection with your employment with JWA.

             (c)  You hereby acknowledge that you have at least twenty-one
   (21) days to review this letter agreement from the date you first receive it and you have been advised to review it with an attorney of your choice. You further understand that the twenty-one (21) day review period ends when you sign this agreement. You also have seven (7) days after your signing of this agreement to revoke by so notifying JWA in writing. Any revocation by you under this paragraph 7(c), however, is not effective with regard to paragraph 1 hereof and your termination of employment with JWA shall remain in effect as set forth therein. You further acknowledge that you have carefully read this letter agreement, know and understand the contents thereof and its binding legal effect. You sign the same of your own free will and act, and it is your intention that you be legally bound thereby.

             (d) You agree to keep this letter agreement confidential and not to reveal its contents to anyone other than your attorney, financial consultant, and immediate family members. The provisions of this paragraph 7(d) shall not apply to any truthful statement required to be made by you in any legal proceeding or government or regulatory investigation, provided, however, that prior to making such statement you will give JWA reasonable notice and, to the extent you are legally entitled to do so, afford JWA the ability to seek a confidentiality order.

             8. Noncompliance. The additional payments and benefits provided to you pursuant to paragraphs 2, 3(b), and 4(a) are conditioned upon your compliance with all of the terms and conditions of this letter agreement, particularly paragraphs 5, 6, and 7, above. Each of the aforementioned provisions are material terms of this letter agreement, and in the event of any violation of any such provision of this letter agreement by you or anyone acting at your direction or in the event you or anyone acting at your direction at any time shall substantially denigrate any of the Releasees, including without limitation by way of news media or the expression to news media of personal views, opinions or judgments, JWA shall be entitled to treat your employment as being immediately terminated for all purposes of this letter agreement and to withhold and terminate all aforementioned payments provided or to be provided in paragraphs 2, 3(b), and 4(a) above, and you agree to repay to JWA all payments paid to you pursuant to such paragraphs and/or JWA shall be entitled to recover any of the amounts paid to you pursuant to such paragraphs without waiving the right to pursue any other available legal or equitable remedies.

             9. Tax Payments, Withholding and Reporting. You recognize that the payments and benefits provided under this letter agreement including without limitation those provided pursuant to paragraph 2 may result in taxable income to you which JWA and its affiliates will report to their appropriate taxing authorities. JWA and its affiliates shall have the right to deduct from any payment made under this letter agreement to you any federal, state, local or other income, employment or other taxes it determines are required by law to be withheld with respect to such payments or benefits provided hereunder or to require payment from you which you agree to pay upon demand, for the purpose of satisfying any such withholding requirement.

             10. Severability. In the event any one or more of the provisions of this letter agreement (or any part thereof) shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this letter agreement (or part thereof) shall be unimpaired, and the invalid, illegal or unenforceable provision (or part thereof) shall be replaced by a provision (or part thereof), which, being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provisions. However, in the event that any such provision of this letter agreement (or part thereof) is adjudged by a court of competent jurisdiction to be invalid, illegal or unenforceable, but that the other provisions (or part thereof) are adjudged to be valid, legal and enforceable if such invalid, illegal or unenforceable provision (or part thereof) were deleted or modified, then this letter agreement shall apply with only such deletions or modifications, or both, as the case may be, as are necessary to permit the remaining separate provisions (or part thereof) to be valid, legal and enforceable.

             11. Indemnification. JWA shall indemnify you and your successors and assigns against all Liabilities (as now defined in JWA's bylaws) incurred by you or on your behalf in connection with any Proceeding (as now defined in JWA's bylaws) in which you are a Party (as now defined in JWA's bylaws) because you were a director or officer of JWA, to the fullest extent permitted or required by the Wisconsin Business Corporation Law, notwithstanding any amendment that may hereafter be made to the charter or bylaws of JWA.

             12. Other Provisions. All the terms of our agreement are embodied in this letter agreement, which incorporates by reference JWA's 1986 Restricted Stock Plan and Amended and Restated 1986 Stock Option Plan, the Johnson Worldwide Associates, Inc. 1994 Long-Term Stock Incentive Plan, and the supplemental retirement benefits agreement referred to in paragraph 4(c), and it fully supersedes any and all prior agreements or understandings between you and any Releasee. This letter agreement shall be governed by the substantive laws of the State of Wisconsin without regard to its conflict of laws provisions. The parties agree that any proceeding to resolve any dispute arising hereunder will be brought only in the courts of the State of Wisconsin or in the courts of the United States of America for the Eastern District of Wisconsin, and that each party irrevocably submits to such jurisdiction, and hereby waives any and all objections as to venue, inconvenient forum and the like. It is the intention of the parties hereto, however, that to the extent practicable, the parties will endeavor to settle any dispute arising hereunder first through the process of non-binding mediation to be conducted in Milwaukee, Wisconsin. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

             If you find that the foregoing satisfactorily states our mutual understanding, please sign and date the enclosed copy of this letter agreement in the spaces indicated below and return it to me.

                                 Sincerely yours,

                                 JOHNSON WORLDWIDE ASSOCIATES, INC.



                                 By
                                 Raymond F. Farley

                                 Its  Chairman, Compensation Committee
                                      of the Board of Directors


   Agreed and Accepted this ________ day of _________________, 1996.




                                 John D. Crabb